Exhibit 10.1

March 31, 2005

Melvin D. Booth

PO Box 9230

McLean, VA 22102

Dear Mel:

The purpose of this letter is to outline the changes in your employment relationship with MedImmune as you transition from an executive part-time status into a regular part time role with MedImmune Ventures.  This letter agreement will also supercede the part time employment agreement dated January 1, 2004 as amended on December 21, 2004.

We expect that you will transition into a part time role effective April 1, 2005.  As a part time employee you agree to provide the Company with assistance relative to the items outlined in Annex A, a copy of which is attached to this letter.  To satisfy these duties and responsibilities, you will be available at least two (2) days per month, either on-site or by phone/e-mail.  In no event will you be required to work more than 20 hours per week or 32 hours per month.  In your new capacity, your title will be Senior Vice President, MedImmune Ventures and you will report to the President of MedImmune Ventures, Inc.  You will also be available to the CEO of MedImmune, Inc. as needed to provide advice and counsel regarding business activities.

As a part time employee, you will be compensated at a rate of $50,000 annually, payable in semimonthly pay periods (applicable taxes withheld).  For any services rendered as a part time employee during any calendar month in excess of 16 hours, you shall be compensated at the lesser of $250 per hour or $1,750 per day.  In addition, all stock options you have that were vested as of December 31, 2003 (as more fully specified in paragraph 5(c ) of the January 1, 2004 Part-Time Employment Agreement) may be exercised by you until 90 days after the expiration of this Agreement.  If services rendered as a Part-Time Employee are in excess of 16 hours during any calendar month, you will submit, by the 15th of the following month, timesheets that accurately reflect hours worked for the previous calendar month.  Also, you will submit regular reports (monthly) on a written and/or oral basis reflecting progress against the responsibilities outlined in Annex A.

In addition to the responsibilities and duties highlighted above, you may be asked to serve as a member of up to four boards of directors as a representative or designee of the company or any of its subsidiaries (e.g., as a board member of a MedImmune Ventures, Inc. portfolio company).  For clarity, the hours associated with meeting the board obligations referenced in this paragraph will not count toward satisfying the duties and responsibilities outlined in Annex A and will be in addition to the minimum requirement of two days per month and will not be compensated at an hourly rate.  Board responsibilities will be compensated at a rate of $30,000 annually for each board position held, payable in quarterly payments.  This compensation is in addition to your base annual payment of $50,000 and may vary with the number of board positions you are assigned to fill.  Any other compensation offered to you from a portfolio company of MedImmune Ventures as a result of the board seat/s you fill on behalf of MedImmune Ventures, will pass back to MedImmune, Inc. as stipulated in the attached policy statement.

MedImmune will also provide you with equipment and supplies necessary to perform the responsibilities outlined.  This will include (but is not limited to), administrative assistance, computer equipment and a cell phone.  This agreement will be in effect for twelve (12) months, until March 31, 2006, although the description of your role and employment status as outlined in this letter will be re-evaluated annually, based on the business needs of MedImmune, Inc. and this agreement may be extended by the written agreement of the parties

Mel, I look forward to continuing to work with you in the future.

/s/ David M. Mott

David M. Mott
Chief Executive Officer, President
and Vice Chairman

Agreed to and accepted:

/s/ Melvin D. Booth
Melvin D. Booth

ANNEX A

DUTIES AND RESPONSIBILITIES

The Chief Executive Officer of MedImmune, Inc. or executive delegate (e.g., President, MedImmune Ventures, will advise the Employee of the sequence of tasks to be undertaken, and the order in which Employee is to undertake the following tasks:

1.       Participate in the evaluation, due diligence and analysis associated with MedImmune Ventures, Inc investment prospects.

2.       Provide advice and counsel to MedImmune Ventures investment companies as required and through participation as a Board of Directors member.

3.       Be available to serve on up to four Boards as a representative of MedImmune Ventures, Inc.  Said Boards to be mutually agreed upon.

4.       Participate as a member of the investment committee of MedImmune Ventures.

5.       Be available to provide advice and counsel regarding general business activities.